                                                                   EXHIBIT 10.1

                             EXPLORATION AGREEMENT


         THIS EXPLORATION AGREEMENT (the "Agreement") entered into this 21st day of June, 1999, however effective as of the 4th day of May, 1999, by and between CARRIZO OIL AND GAS, INC., a Texas corporation, of Houston, Texas (herein "Carrizo") and PALACE EXPLORATION COMPANY, an Oklahoma corporation, of Cedarhurst, New York (herein "Palace").


                                   RECITALS:

         A. Carrizo has developed and leased and is in the process of developing and leasing numerous oil and gas prospects located within the on-shore portion of South Texas and the South Louisiana Gulf Coast as outlined on the Exploratory Area identified on the attached as Schedule 1. These oil and gas leasehold prospects were and are being developed by Carrizo through "in-house" geological subsurface mapping, proprietary 2-D and 3-D seismic acquisition projects, 3-D spec shoot acquisition participation and participation in third party (via retainer arrangements) geological/geophysical efforts.

         B. Carrizo is seeking a working interest participant to share the risk of developing certain of the prospects and Palace seeks to acquire working interest positions in such prospects.

         C. This Agreement represents the understanding, agreement and contract of the parties regarding Palace's acquisition of working interest positions in certain of the aforesaid prospects and the parties' participation in the development thereof.

         D. Carrizo acknowledges that (i) Palace's business involves raising funds for investment in drilling activities, (ii) a material consideration for Palace entering into this Agreement is Palace's need to expend funds it has raised for the drilling operations contemplated herein, and (iii) that the consideration provided by Palace's agreements and obligations set forth herein are adequate and sufficient consideration or the rights and remedies provided to Palace hereunder.

         NOW THEREFORE, in consideration of the premises and the mutual covenants and promises herein set forth, Carrizo and Palace hereby agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

         As used in this Agreement, the following terms shall have the following meanings unless the context otherwise requires:

         Section 1.1 "AFE" means an authority for expenditure.

         Section 1.2 "Affiliate" shall mean, with respect to any person (which shall include any individual, partnership, company, joint venture, corporation, limited liability company, trust, trustee, receiver, or other entity or any unincorporated association or organization), any person directly or indirectly controlling, controlled by or under common control with such person. As used in this definition, "control" (in the context of the terms "controlling," and "controlled by," and "under common control with") includes, but is not limited to, the possession directly or indirectly of the authority to direct or cause the direction of the management, policies or operational activities of a person, whether through ownership of voting securities or other right to vote, by contract or otherwise. Notwithstanding anything to the contrary, the term "affiliate" shall not apply affiliates of Enron Corporation as it may pertain to Carrizo.

         Section 1.3 "Casing Point" shall mean that point at which the authorized objective has been reached, all logs and cores have been run or taken and other pre-completion testing (i.e, testing prior to setting pipe) has been performed and a decision has been made by the Parties whether or not to make a completion attempt, or join in a completion attempt made by other working interest owners in the well.

         Section 1.4 "Current Exhibit "B" Prospect" means any Prospect which is an Exhibit "B" Prospect as of the effective date of this Agreement.

         Section 1.5 "Exhibit "A" Prospects" shall mean those Prospects specifically outlined and identified on Exhibit "A" hereto which is hereby made a part hereof and which is comprised of the Tigre Lagoon Prospect and the Ursa Minor Prospect.

         Section 1.6 "Exhibit "B" Prospects" shall mean those Prospects specifically outlined and identified on Exhibit "B" hereto and made a part hereof together with any other Prospects which, by the terms of this Agreement, are added to Exhibit "B" and are stated to become Exhibit "B" Prospects.

         Section 1.7 "Exploratory Area" means that geographic area within the area outlined on the Plat attached as Schedule "I" hereto.

         Section 1.8 "Farmout" means any contract right whereby an oil and gas lease or leases or an interest therein or any leasehold, operating rights or other rights authorizing the owner thereof to explore for and produce oil, gas and related hydrocarbons and other minerals may be earned by the drilling of one or more wells.

         Section 1.9 "Force Majeure" means the inability of a party to perform or comply with an obligation under this Agreement by reason of acts of God, strikes, lockout or other industrial disturbance, acts of the public enemy, wars, blockage, insurrections, riots, epidemics, landslides, lightening, earthquakes, fires, explosions or other casualty, hurricanes, storms, floods, arrests and restraint of Government (whether federal, state, local, civil or military), civil disturbances, inability or delay in obtaining necessary easements, rights of way, leases or servitudes, and any other cause or causes, whether of the kind herein enumerated or otherwise, not reasonably within the control of the Party claiming Force Majeure and which, by the exercise of due diligence, such party is unable wholly or in part to prevent or overcome; provided "Force Majeure" does not mean and shall not include causes which by the exercise of reasonable diligence the Party claiming suspension could


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

overcome or could have prevented. Further, "Force Majeure" shall not include lack of finances or unavailability of funds.

         Section 1.10 "Initial Test Well" shall mean the first well (and only the first well) drilled on a Subject Prospect pursuant to this Agreement.

         Section 1.11 "Lease" means an oil and gas lease, oil, gas and mineral lease, compulsory pooled interest, pooled interest, leasehold estates, partial and other interests therein and subleases thereof, operating rights and other rights authorizing the owner thereof to explore for and produce oil, gas and related hydrocarbons and other minerals. This term also includes top leases and other interests which are to vest upon the expiration of a currently effective interest. Except as expressly provided herein to the contrary or where the context otherwise requires, "Lease" shall also include Lease Contract Rights. The fact that use of the term "Lease" or "Leases" may on occasion be expressly stated herein to include "Lease Contract Rights" is for emphasis and is not to imply that the term "Lease" or "Leases" used alone do not include Lease Contract Rights unless the context requires otherwise.

         Section 1.12 "Lease Acquisition Costs" shall mean all direct costs incurred in acquiring Leases (excluding Well Costs) including by way of illustration, but not limited to, cash bonus consideration (including bonuses paid for interests acquired by compulsory pooling), brokers' fees and expenses, recording fees, title examination expense, legal expenses, and title curative costs incurred in connection with acquisition of a Lease.

         Section 1.13 "Lease Contract Rights" means Farmouts, Lease option contracts and all other contractual rights to acquire oil and gas leases, oil, gas and mineral leases, compulsory pooled interests, pooled interests, leasehold estates, partial and other interests therein and subleases thereof, operating rights and other rights authorizing the owner thereof to explore for and produce oil, gas and related hydrocarbons and other minerals, whether or not such interests have been earned by performance.

         Section 1.14 "Party" means either of Palace or Carrizo, and the "Parties" means both of Palace and Carrizo, and when the context requires, "Party" and "Parties" includes the successors and assigns of such persons.

         Section 1.15 "Promoted Well Costs" means that share of Well Costs incurred by Palace in drilling an Initial Test Well to Casing Point which are in excess of Well Costs directly attributable and chargeable to the working interest of Palace before the addition of any promotion or carry, all as determined by section 3.4 and section 3.6. Under section 3.6, Promoted Well Costs are determined by such directly attributable and chargeable Well Costs times the difference between the Applicable Drilling Cost Percentage and 100%. For example, if Palace's Participating Interest is 50%, Promoted Well Costs are an additional 42.8571429% of Well Costs chargeable to the working interest of Palace in drilling the Initial Test Well to Casing Point.

         Section 1.16 "Prospect" means an area identified by Carrizo which is a contiguous geographic area which in the opinion of Carrizo encompasses a geologic structure, stratigraphic trap


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

or other geologic feature which makes its treatment reasonable as a single Prospect for oil and gas purposes. "Prospect" includes the Subject Prospects unless the context requires otherwise.

         Section 1.17 "Seismic Acquisition Area" means the lands lying within any of those areas outlined on the Plats attached as Schedule "II" hereto.

         Section 1.18 "Subject Prospects" means those Prospects in which Palace is to acquire an interest under this Agreement.

         Section 1.19 "Subsequent Well Operation" shall mean any Well Operation on a Subject Prospect other than the drilling of an Initial Test Well and further means any Well Operation conducted in an Initial Test Well after the initial drilling of such Well to Casing Point, and Subsequent Well Operations include a completion attempt at Casing Point on an Initial Test Well.

         Section 1.20 "Technical Data" means geological, geophysical, seismic, production test, engineering, technical and other scientific data and/or information and all studies, maps, evaluations and/or reports derived therefrom.

         Section 1.21 "Third-Party Agreements" means letter agreements, joint operating agreements, exploration agreements, geological and geophysical consulting agreements, or farm-in or farmout agreements, or any other agreements with third parties which may require Carrizo to assign interests in Leases to a third party or which may govern the ownership, use or enjoyment of Leases. Schedule "IV" hereto, to the best of Carrizo's knowledge, contains a list of the applicable Third-Party Agreements in effect on the date hereof. Carrizo shall make available such agreements at the offices of Carrizo during normal business hours.

         Section 1.22 "Well Costs" shall mean all costs incurred for the drilling, deepening, sidetracking, plugging back, testing, completing and equipping of a well for the taking of production (including installation of all necessary surface equipment actually located on-lease and usually considered to be on-lease equipment such as heater-treaters, on-lease tankage, separation, and the like, and including on-lease amine treaters and on-lease dehydration and compression), and for the plugging and for the abandonment of the same in the event a well is completed as a dry hole (whether or not a completion attempt is made). This term includes (i) all costs incurred in operations in preparation for drilling; (ii) all costs incurred for the settlement of damage claims and the costs of restoring the well site in accordance with applicable governmental and/or Lease requirements; (iii) all costs chargeable under the applicable accounting procedure in connection with any of the aforementioned operations or activities; (iv) title examination expense and title curative costs incurred for drilling of a well, (v) insurance and permit costs and (vi) such other costs as would be incurred by a reasonable and prudent operator in connection with the performance of such operations. In no event shall Well Costs include any costs incurred in marketing or making the oil and gas marketable or incident to marketing oil and gas (excepting only those on-lease facilities expressly mentioned previously in this definition) or for any central facilities for the same applicable to multiple wells even if on-lease.

         Section 1.23 "Well Operations" shall mean any operation for the drilling, testing, logging, deepening, plugging back, side-tracking, reworking, repairing, workover, completion, recompleting, equipping, redrilling or plugging and abandonment of a well.

         Section 1.24 "Terms Defined Elsewhere." The following terms are defined elsewhere in this Agreement:

                  "Applicable Drilling Cost Percentage" - Section 3.6.2 "Area of Mutual Interest (AMI)" - Section 11.1
                  "Declined Prospect" - Section 4.2
                  "Maximum Amount" - Section 5.3
                  "Notified Party" - Subsection 11.1.1, 11.1.2, and 11.1.3 "Operating Agreement" - Section 10.1
                  "Participating Percentage" - Section 3.6
                  "Proportionate Acquisition Interest" - Subsection 11.1.4 "Prospect Proposal Package" - Section 6.2
                  "Prospect Review Package" - Section 4.1
                  "Subsequently Acquired Leases" - Section 5.1
                  "Termination Conditions" - Section 4.3


                                   ARTICLE II
                           THE EXHIBIT "A" PROSPECTS

         Section 2.1 Upon payment by Palace to Carrizo of Palace's share of estimated Well Costs (including Promoted Well Costs) to Casing Point, Carrizo shall assign to Palace an undivided fifty percent (50%) of Carrizo's currently owned Lease and Subsequently Acquired Lease position in each of the Exhibit "A" Prospects, as such Lease position is determined after giving affect to assignments owed to third parties under Third Party Agreements but otherwise prior to any subsequent assignments, commitments or transfers to other persons.

         Section 2.2 Exhibit "A-1" hereto and made a part hereof sets forth for each of the Exhibit "A" Prospects (i) the approximate number of gross acres now under lease; (ii) the approximate number of net mineral acres now under lease;
(iii) the average net revenue interests currently under lease; (iv) the lowest and highest net revenue interest comprising the Leases; and (v) a schedule of farmout and other similar agreements by which Leases will be acquired.

         Section 2.3 Exhibit "A" hereto identifies the Exhibit "A" Prospects, the Objective Depth for each Prospect's Initial Test Well and an Inside Commencement Date and an Outside Commencement Date for each such Well. Carrizo agrees to drill or cause to be drilled each of the Initial Test Wells for each of said Prospects to a depth sufficient to test the Objective Depth. Carrizo further agrees to commence drilling operations for the Initial Test Well for the Ursa Minor Prospect no sooner than May 10, 1999 and for the Initial Test Well for the Tigre Lagoon Prospect no sooner than August 1, 1999.


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

         Section 2.4 As and for Palace's share of Well Costs incurred in drilling each of the Initial Test Wells to Casing Point for the Exhibit "A" Prospects and in plugging and abandoning each such Well if no completion attempt is made or if Palace elects not to join in a completion attempt, Palace shall pay to Carrizo a turnkey price of the following amounts:

                     Tigre Lagoon:             $ 532,000.00
                     Ursa Minor:               $ 515,000.00

         For the turnkey price, Carrizo agrees to drill or cause to be drilled each of said Initial Test Wells to Casing Point and, if no completion attempt is made to plug and abandon such Well in accordance with lease requirements and the requirements of regulatory authority, regardless of whether the actual cost otherwise attributable to the interest of Palace is more or less than the aforesaid amount; provided, however, Carrizo shall be under no obligation to continue drilling the Initial Test Well, sidetrack the Initial Test Well, or drill a substitute well thereof, if Carrizo is unable to reach the objective depth because Carrizo encounters impenetrable substances or drilling conditions, whether natural or mechanical, which in the opinion of a reasonably prudent operator, under the same or similar circumstances, would render further drilling operations impossible or impracticable. If Carrizo should abandon drilling prior to Casing Point in accordance with the foregoing, no portion of the turnkey price shall be due and any portion thereof previously paid will be refunded to Palace.

         Section 2.5 All costs incurred subsequent to Casing Point with respect to each of the Initial Test Wells for the Exhibit "A" Prospects, including costs of completion and equipping and/or plugging and abandonment if a completion attempt is made, shall be borne by Palace in accordance with Palace's working interest in each of said Wells.

         Section 2.6 Palace acknowledges that it has previously completed its technical and land review of the Exhibit "A" Prospects.


                                  ARTICLE III
                           THE EXHIBIT "B" PROSPECTS

         Section 3.1 Upon payment by Palace to Carrizo of Palace's share of estimated Well Costs (including Promoted Well Costs) to Casing Point, Carrizo shall assign to Palace an undivided fifty percent (50%) of Carrizo's currently owned Lease and Subsequently Acquired Lease position in each of the Exhibit "B" Prospects, as such Lease position is determined after giving effect to assignments owed to third parties under Third Party Agreements but otherwise prior to any subsequent assignments, commitments or transfers to other persons; provided the interest of Palace is further subject to reduction under Section
3.6. If an Exhibit "B" Prospect covers only a part of a Lease, Carrizo shall be obligated to assign to Palace only that part of the Lease that is within the Exhibit "B" Prospect.

         Section 3.2 Exhibit "B-1" hereto and made a part hereof sets forth for each of the Exhibit "B" Prospects (i) the approximate number of gross acres now under lease; (ii) the approximate number of net mineral acres now under lease;
(iii) the average net revenue interests currently under


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

lease; (iv) the lowest and highest net revenue interest comprising the Leases;
(v) a schedule of farmout and other similar agreements by which Leases will be acquired; and (vi) open acreage intended to be leased.

         Section 3.3 Exhibit "B" hereto identifies the Initial Test Well for each of the Exhibit "B" Prospects and the Objective Depth for each Prospect's Initial Test Well. Subject to excuse because of Force Majeure, Carrizo shall drill or cause to be drilled each of the Initial Test Wells for each of said Subject Prospects to a depth sufficient to test the Objective Depth. Subject to Palace's election to participate therein, Carrizo agrees to commence drilling operations on each Initial Test Well for the Exhibit "B" Prospects in accordance with the schedule set forth in Exhibit "B"; provided, if Carrizo's ability to commence such operations is restricted by Third-Party Agreements, Carrizo will use reasonable efforts, utilizing the rights and options available to it under the applicable Third-Party Agreement, to cause such Wells to be commenced in accordance with such schedule.

         Section 3.4 As and for Palace's share of Well Costs incurred in drilling each of the Initial Test Wells to Casing Point for the Exhibit "B" Prospects, Palace shall pay to Carrizo the Applicable Drilling Cost Percentage (as hereinafter defined) of (i) all Well Costs chargeable to the working interest of Palace incurred in drilling each of the Initial Test Wells to Casing Point for the Exhibit "B" Prospects and (ii) all costs to plug and abandon the Initial Test Well, if the Initial Test Well results in a dry hole and no attempt is made to complete such Well. All other costs incurred subsequent to Casing Point for each of the Initial Test Wells, including costs of completion and equipping and/or plugging and abandonment if a completion attempt is made in which Palace has participated, shall be borne by Palace in accordance with Palace's working interest in each of such Wells.

         Section 3.5 Palace recognizes and accepts the fact that Carrizo's current working interest position in the Exhibit "B" Prospects is subject to change by virtue of various Third Party Agreements in existence on the date hereof and other Third Party Agreements which may be entered into by Carrizo prior to Carrizo's submission of a Prospect Review Package under Section 4.1. Accordingly, the working interest in currently owned Leases to which Palace is entitled in the Exhibit "B" Prospects shall be subject to proportionate reduction by reason of assignments made to third parties under such Third Party Agreements. Carrizo shall use reasonable efforts to maintain its current Lease position in the Exhibit "B" Prospects. However, Carrizo's obligation to expend funds to maintain said position, shall be limited to an aggregate expenditure of $150,000.00 on all Exhibit "B" Prospects.

         Section 3.6 Palace shall be entitled to an undivided percentage (herein, the "Participating Percentage") of Carrizo's currently owned Leases and Subsequently Acquired Leases in each of the Exhibit "B" Prospects, as such Lease ownership is determined after giving affect assignments owed to third parties under Third Party Agreements but otherwise prior to any subsequent assignments, commitments or transfers to other persons. The Participating Percentage shall be fifty percent (50%) unless reduced by other provisions herein but shall in no event be less than twenty-five percent (25%).

         3.6.1 Subject to Palace's preferential right to purchase under Section
         3.7 below, Carrizo may sell, farmout or otherwise transfer to a third party both a portion of Carrizo's working


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

         interest together with a portion of the working interest to which Palace would otherwise be entitled but for such transfer if and only if (i) Carrizo is not in material breach of this Agreement, and (ii) all of the following apply to the Prospect to which the transfer pertains:

         (a) Carrizo has not yet submitted a Prospect Review Package for such Prospect under Section 4.1; and

         (b) Carrizo owns or controls working interests in the Prospect which equal or exceed seventy percent (70%) of the gross working interest in such Prospect based upon the total cost bearing share of gross working interest in the Initial Test Well; and

         (c) Before transferring any interests which reduce the Participating Percentage of Palace, Carrizo shall first transfer interests out of Carrizo's retained 50% interest; provided, Carrizo shall not reduce its retained working interest below 15% (which 15% shall be in addition to Carrizo's carried working interest); and

         (d) Once Carrizo has reduced its retained working interest in the Leases to 15% of Carrizo's initial retained working interest (which 15% shall be in addition to Carrizo's carried working interest), any additional transfers may be made from the original interest of Palace; and


         (e) In no event may the Participating Percentage of Palace be reduced below twenty-five percent (25%).

         Palace, at its sole discretion, may waive (but only in writing) any or all of the conditions set forth in Section 3.6.1 (i) and (ii) on a case-by-case basis, but no waiver in any one instance shall be deemed a continuing or permanent waiver of such condition(s) in any other case in instance. For the purposes of this Section 3.6.1, Carrizo shall not be deemed to be "in material breach" of this Agreement for the purposes of Section 3.6.1 if, within 10 days after receipt of written notice from Palace of the occurrence of any breach of or default under this Agreement, Carrizo has cured such breach or default (or, if such breach or default is incapable of being fully cured within such period, Carrizo has initiated, in good faith, its best efforts to effect such cure, and such cure is fully effected within thirty (30) days after the occurrence of such breach or default). Notwithstanding the preceding sentence, Carrizo shall immediately be "in material breach" for purposes of Section 3.6.1 (x) if at any time during the term of this Agreement, Carrizo has failed to pay sums when due to Palace or when due to a third party for Palace's benefit, and such sums exceed $10,000 in any one instance or exceed $50,000 in the aggregate at any given time (if and only if Palace is current on all amounts due Carrizo), (y) if Carrizo fails to assign to Palace legal title to Prospect(s) to which Palace is entitled under this Agreement within seventy-two (72) hours of the time such assignment(s) is(are) due, or (z) if Carrizo fails to account for sums paid to Carrizo by Palace strictly in accordance with the terms of this Agreement.

         3.6.2 The Applicable Drilling Cost Percentage which governs the Well Costs which Palace is to pay under Section 3.4 shall vary in accordance with Palaces' Participating Percentage


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

         and is to be determined by the following formula. If Palace's Participating Percentage is fifty percent (50%), the applicable Carry Percentage shall be thirty percent (30%) and the Applicable Drilling Cost Percentage shall be 142.8571429%. If Carrizo reduces Palace's Participating Percentage to less than 50%, the Carry Percentage shall be reduced by 0.6% for every 1.0% reduction in Participating Percentage. The Applicable Drilling Cost Percentage is determined by the fraction the numerator of which is 100% and the denominator of which is 100% less the Carry Percentage. The following illustrates the reduction in Carry Percentage and Applicable Drilling Cost Percentage:

     Palace's Participating                                                  Applicable Drilling Cost
            Percentage                      Carry Percentage                    Percentage

     50% (maximum interest)                          30%                        142.8571429%
     45%                                             27%                        136.9863014%
     40%                                             24%                        131.5789474%
     35%                                             21%                        126.5822785%
     30%                                             18%                        121.9512195%
     25% (minimum interest)                          15%                        117.6470588%

         Section 3.7 If Carrizo desires to dispose of any of the working interests of Carrizo and/or Palace as permitted by Section 3.6 above, Carrizo will not do so without first offering to Palace the preferential right and option to acquire such interests on the same terms and conditions Carrizo is willing to dispose of the same to a third party not an Affiliate of Carrizo. At such time as Carrizo has received from a third party not an Affiliate of Carrizo a bona fide offer to acquire any of the working interest holdings which Carrizo is permitted to dispose of in a Subject Prospect, Carrizo will not accept such offer without first giving written notice to Palace accompanied by a full and complete copy of such offer containing all of the terms and conditions pertaining to such disposition. Thereupon, Palace shall have the right, but not the obligation, to acquire such interest on the same terms and conditions offered by giving written notice to Carrizo within the earlier of
(i) ten (10) days after receipt of such written offer or (ii) twenty-four (24) hours before the expiration of any bona fide, unsolicited time-limit required to accept such offer. The failure by Palace to respond within the required time shall be deemed an election not to acquire the interest offered. If Palace exercises its preferential right, then the Parties shall promptly enter into such documents as may be required in order to consummate the disposition in accordance with the terms of the bona fide offer. If does not exercise it preferential purchase right, Carrizo shall not dispose of the interest on terms more favorable to the acquiring party or dispose of the interest to a party other than the party specified in the notice to Palace of bona fide offer without first offering the interest to Palace under this section.

         Section 3.8 If any non-consent interests become available to Carrizo in connection with the drilling of an Initial Test Well for an Exhibit "B" Prospect, Carrizo shall give written notice to Palace of such availability, which notice shall include specific information as to the interest involved and all of the terms applicable to such non-consent interest, including a copy of the applicable operating agreement or other document governing such non-consent interest. Palace shall have a period of ten (10) days from receipt of such notice to give written notice to Carrizo that it elects to acquire a portion of such non-consent interest, and a failure to respond within said ten-day period shall be deemed an election not to so acquire. If Palace shall make an election to acquire a portion of such non-consent interest, Palace shall specify the portion of the non-consent interest it wishes to acquire, which, without Carrizo's consent, shall not exceed fifty percent (50%) of the non-consent interest available to Carrizo. If Palace elects to acquire any portion of such non-consent interest, then Palace shall pay to Carrizo 117.6470588% of all Well Costs chargeable to the portion of the non-consent working interest acquired by Palace (i) incurred in drilling the Initial Test Well to Casing Point and (ii) incurred in plugging and abandoning the Well it is plugged and abandoned without a completion attempt. Costs incurred subsequent to Casing Point if a completion attempt is made in which Palace participates shall be borne by Palace in accordance with the portion of the non-consent interest acquired. Carrizo shall be under no obligation to take any non-consent interest offered by a third party which Palace elects not to acquire. In addition, if Palace elects not to take its share of a non-consent interest available to Carrizo which is applicable to drilling the Well to Casing Point, Carrizo shall be under no obligation to drill the Initial Test Well to which the non-consent election pertains.

         Section 3.9 Palace agrees to pay Carrizo sixty thousand dollars ($60,000) in consideration for delaying the drilling of the following Prospects in order to cover delay rentals to become due:

   PROSPECT         EARLIEST SPUD DATE      COSTS
   --------         ------------------      -----
Olmos               January, 2000         18,775.00
Mex Sweetheart      February, 2000         7,500.00
Col-Wx              December 15, 1999     13,125.00
Buckeye Pimlico     February, 2000        11,000.00
Mata Snake          November, 1999         4,800.00
Mata Viper          January, 2000          4,800.00

Palace agrees to pay such consideration as follows: forty thousand dollars ($40,000) upon the execution of this Agreement; and twenty thousand dollars ($20,000) on July 1, 1999. If a third party not an Affiliate of Carrizo forces the Initial Test Well for any of the above Prospects to be commenced on a date earlier than above set out, or a date prior to December 31, 1999, whichever is the earliest, then fifty percent (50%) of the costs applicable to such Prospect as set out above shall be credited to and used as an offset against Palace's Promoted Well Costs for such Initial Test Well in the event Palace participates in such Prospect. Carrizo agrees to make all reasonable efforts to adhere to a spud date above specified for such well.

         Section 3.10 Notwithstanding the provisions of Article III herein, if Carrizo has made a good faith effort to assemble an equity position on the SF COOK MT #1, WST-STR, SF YEGUA D30, HIGGINS 1 and/or WST-DVL Prospect(s) set forth on Exhibit "B" via Lease, Lease Contract Rights and/or Farmout acquisition and, in the sole opinion of Carrizo, the equity position is insufficient to justify the drilling of the initial test well on said Prospect(s), then, in that event, upon Carrizo's decision not to drill said Prospect, Carrizo shall tender formal written notice to Palace. Palace shall have the option, on a Prospect by Prospect basis, to (i) affirm Carrizo's decision, or (ii) take over, assume and receive assignments of Carrizo's equity position in such Prospect by paying either Carrizo's actual share of costs in said Prospect or meeting the terms Carrizo obtains from a bona fide third party offer. Palace shall exercise its option in writing to Carrizo within fifteen
(15) days from receipt of Carrizo's notice. Upon receipt by Carrizo of Palace's election, the subject Prospect(s) shall be removed from Exhibit "B" and shall no longer be subject to this agreement.

Palace's failure to respond within the fifteen (15) day period, shall be deemed an election to affirm Carrizo's decision.


                                   ARTICLE IV
                         EXHIBIT "B" PROSPECT ELECTIONS

         Section 4.1 No Exhibit "B" Prospect shall be drilled until Carrizo has accumulated and fully analyzed all technical data to justify, in Carrizo's sole opinion, the drilling of such Prospect and has acquired such Leases as are necessary in Carrizo's sole opinion for the drilling of such Well. Prior to drilling the Initial Test Well for an Exhibit "B" Prospect, Carrizo shall give written notice to Palace. Such notice shall be accompanied by a "Prospect Review Package" which shall contain Carrizo's technical review and all data upon which the same is based, a summary of Carrizo's Lease holdings, including gross and net acres, net revenue interests and other material terms of the Leases, the material terms of Farmouts and other applicable Third Party Agreements, the objective depth for the Initial Test Well and the estimated Well Costs and spud date for such Well. Palace shall have ten (10) days from receipt of such notice and Prospect Review Package to give written notice to Carrizo whether it will participate or whether it declines to participate in such Prospect and a failure to respond to said notice within said period shall be deemed an election not to participate. In the event Palace elects to participate, Palace shall pay its share of the cost of drilling the Initial Test Well on such Prospect in accordance with Article III. Further, if Palace elects to participate, Carrizo shall not permit or cause any material change in gross and net acres, net revenue interests and other material terms of the Leases or in the material terms of Lease Contract Rights and other applicable Third Party Agreements from those reflected in the Prospect Review Package without Palace's consent. In no event shall Palace be obligated to pay Well Costs for an Initial Test Well until Carrizo has first complied with this Section.

         Section 4.2 If Palace elects or is deemed to have elected not to participate in any Exhibit "B" Prospect in accordance with Section 4.1 above, such Prospect shall become thereupon a "Declined Prospect" and the same shall be removed from Exhibit "B" and shall no longer be considered an Exhibit "B" Prospect and shall no longer be subject to the terms and provisions of this Agreement.

         Section 4.3 If the cumulative number of Exhibit "B" Prospects in which Palace elects or is deemed to have elected not to participate should aggregate three (3), then Carrizo may, by written notice given to Palace within twenty
(20) days following Palace's third election or deemed election not to participate in an Exhibit "B" Prospect, elect to terminate this Agreement as to all Exhibit "B" Prospects for which the Initial Test Well has not been spudded. This termination shall be conditional and shall not take effect unless Carrizo has drilled or is in the process of drilling with a rig capable of drilling to total depth the Initial Test Well for each of the three Declined Prospects on or before the later of (i) ninety (90) days from Palace's third election or deemed election not to participate in an Exhibit "B" Prospect or (ii) the date specified in the Prospect Review Package provided under Section 4.1 as the date for commencement of drilling operations for the Initial Test Well for each of said three Prospects; provided, the time within which such drilling operations must be commenced for termination to be effective may be extended by reason of Force Majeure, or under any applicable provision of any operating agreement or exploration agreement pertaining to such Well or Wells.

(The foregoing conditions which are required for termination are herein referred to as "Termination Conditions"). If the Termination Conditions do not occur, the notice of termination by Carrizo shall be of no effect, and this Agreement shall continue in full force and effect. If the Termination Conditions occur, then this Agreement shall terminate, as of the time the Termination Conditions occur, as to all Exhibit "B" Prospects excluding those Exhibit "B" Prospects in which Palace has previously elected to participate and on which the Initial Test Well has been spudded. If Carrizo fails to give written notice of termination within the required twenty (20) day period, this Agreement shall continue in full force and effect and Carrizo shall have no further right to terminate this Agreement as a result of Palace's election not to participate in an Exhibit "B" Prospect.

         Section 4.4 In addition to the right of termination provided in
Section 4.3, each time Palace elects not to participate in an Exhibit "B" Prospect, Carrizo shall also have the option to remove from Exhibit "B" the declined Prospect and one additional Exhibit "B" Prospect of Carrizo's choice in which Palace has not elected to participate under the procedure outlined in
Section 4.1 and upon which the Initial Test Well has not been spudded. Carrizo shall exercise this option of removal by written notice to Palace no later than twenty (20) days from receipt of Palace's written notice declining participation in an Exhibit "B" Prospect, which notice of removal shall identify the specific Prospect to be removed. The choice of the Exhibit "B" Prospect to be removed shall be in the sole discretion of Carrizo but it may not include any Exhibit "B" Prospect in which Palace has elected to participate and for which the Initial Test Well has been spudded. Upon removal, said Prospect shall no longer be subject to the terms and provisions of this Agreement; provided such right of removal shall not become effective unless and until Carrizo commences actual drilling operations for the Initial Test Well on the Declined Prospect on or before the later of (i) ninety (90) days after Palace's written notice of non-participation or (ii) the date specified previously specified by Carrizo as the date for commencement of drilling operations for the Initial Test Well for such Prospect; provided, the time within which such drilling operations must be commenced for removal to be effective may be extended by reason of Force Majeure, or under any applicable provision of any operating agreement or exploration agreement pertaining to such Well.

         Section 4.5 When Carrizo submits to Palace its notice of completion of technical review for an Exhibit "B" Prospect accompanied by technical information under Section 4.1, Carrizo shall also notify Palace of the working interest with which it will participate for its own account in the drilling of the Initial Test Well on such Prospect. If the participating interest of Carrizo is less than fifteen percent (15%) of the working interest owned and/or controlled by Carrizo as of the date of the execution of this Agreement and if Palace shall elect not to participate in such Prospect, such Prospect shall not be included in the cumulative number of three Declined Prospects necessary for Carrizo to have the option to terminate the Agreement as provided in Section 4.3, and further such election not to participate shall not entitle Carrizo to remove a Prospect from the Exhibit "B" Prospects under Section 4.4 above. If Palace elects or is deemed to have elected not to participate in such Exhibit "B" Prospect, then such Prospect shall be removed from Exhibit "B" and shall no longer be an Exhibit "B" Prospect; provided, however, that such removal shall not be effective and shall not occur unless Carrizo has actually commenced operations for the drilling of the Initial Test Well for such Prospect in good faith with a rig capable of drilling to total depth on or before the later of
(i) ninety (90) days from the election or deemed election of Palace not to participate in such Prospect or (ii) ninety (90) days following the estimated spud date for the Initial Test Well as set out on Exhibit "B".

         Section 4.6 Subject to the terms of this Agreement, Palace is obligated to fund its share of costs as set forth in this Agreement for all but three (3) of the Initial Test Wells associated with the Prospects that are on Exhibit "B" or added to Exhibit "B", but for such purposes Palace's election not to participate in any Exhibit "B" Prospects by reason of an election under
Section 4.5 shall not be counted. If Palace elects to not participate in more than three (3) Exhibit "B" Prospects (not counting elections not to participate under Section 4.5), Carrizo shall have the right to immediately terminate this Agreement in accordance with Section 4.3 above, among its other rights.

         Section 4.7 Palace has a one time option to terminate this agreement immediately following an occurrence where seven (7) dry holes have been drilled consecutively on Prospects subject to this Agreement, as long as Carrizo and Palace both had a cost bearing share in all seven (7) dry holes. Palace shall be required to tender written notification of Agreement termination to Carrizo within twenty days of the determination of the dry hole status of the seventh
(7th) consecutive dry hole or before the next well is spud, whichever is sooner. However, in no event shall Palace's written notification be required earlier than forty-eight (48) from the date of said determination. In the event Palace fails to tender written notification of termination within the time allowed, the Agreement will continue in full force and effect.

         Section 4.8 Palace acknowledges that it has previously completed its technical and land review of the Highway 59 Wilcox #1 Prospect and the Cedar Point Prospect and will participate in such Prospects.


                                   ARTICLE V
                       SUBSEQUENT LEASE ACQUISITION COSTS

         Section 5.1 It is contemplated that Carrizo will acquire additional Leases (including Lease Contract Rights) within the Exhibit "A" Prospects and the Exhibit "B" Prospects subsequent to the execution of this Agreement and prior to the spudding of the Initial Test Well for any such Prospect (such additional Leases acquired during said period, herein "Subsequently Acquired Leases"). Subject to the provisions of this Article V, Palace shall be entitled to an undivided percentage of Carrizo's interest in all Subsequently Acquired Leases within such Prospect, which percentage shall be 50% for Exhibit "A" Prospects and shall be 50% for Exhibit "B" Prospects unless Palace's Participating Percentage has been reduced in an Exhibit "B" Prospect under
Section 3.6 in which event the percentage shall be the same as Palace's Participating Percentage.

         Section 5.2 In the event Carrizo acquires any Subsequently Acquired Lease, Carrizo shall promptly give Palace written notice thereof, which notice shall be accompanied by a description of the interest acquired, stating the Lease Acquisition Costs, proof of such Costs, a copy of the Lease and all title documents and title information pertaining to the interest acquired.

         Section 5.3 For Prospect on Exhibits "A" and "B" on the date of this document Palace shall pay a share (based upon the applicable percentage under section 5.1 above) of all Lease Acquisition Costs incurred by Carrizo for Subsequently Acquired Leases, up to a maximum amount of One Hundred Fifty Thousand Dollars ($150,000) in the aggregate cost to Palace for all

Subsequently Acquired Leases (the "Maximum Amount"). Further, if and when Subsequently Acquired Leases are acquired which result in the Maximum Amount being exceeded, Palace shall have the right and election, but not the obligation, to pay a share (based upon the applicable percentage under section
5.1 above) of Lease Acquisition Costs in excess of the Maximum Amount for Subsequently Acquired Leases, which election shall be made within ten (10) days after receipt of the Lease acquisition notice provided in Section 5.2. If Palace elects to pay any Lease Acquisition Cost in excess of the Maximum Amount, then the excess amounts so paid thereof shall be credited and offset against the amount of the Promoted Well Costs which Palace is subsequently obligated to pay with respect to the drilling of Initial Test Wells under
Article III. Further, Palace shall in its sole discretion designate the Initial Test Well or Wells against which the excess Lease Acquisition Costs are to be credited and the amounts to be so credited for the Wells selected.

         Section 5.4 If, under the provisions of Section 4.1 hereof or Section
4.5 hereof, Palace elects not to participate in an Exhibit "B" Prospect for which Palace has paid Lease Acquisition Costs for Subsequently Acquired Leases under Section 5.3 and such Prospect is thereafter actually drilled, then immediately upon commencement of drilling operations for the Initial Test Well for such Prospect, Carrizo shall reimburse Palace for all Lease Acquisition Costs incurred by Palace with respect to such Prospect.


                                   ARTICLE VI
                         RIGHTS TO ADDITIONAL PROSPECTS

         Section 6.1 If as a result of the efforts described in Recital A above Carrizo develops any Prospects within the Exploratory Area not currently listed on Exhibits "A" and "B" which Carrizo intends to commence drilling in calendar year 1999 and in which Carrizo owns more than a twelve percent (12%) of 8/8ths working interest, it will immediately upon identification notify Palace of the existence of any such Prospect and offer Palace the opportunity to review any and all pertinent technical data in accordance with the process outlined hereinbelow. Carrizo shall simultaneously submit an appropriate AFE covering the anticipated costs on the newly developed Prospect's Initial Test Well and the anticipated spud date. Palace shall have ten (10) days from receipt of said data to complete its technical review and provide Carrizo written notice as to its election to participate or not participate in the newly submitted Prospect. If Palace elects to participate in any Prospect submitted under this Section, such Prospect shall be added to Exhibit "B" and become an Exhibit "B" Prospect, in which event all other provisions of Article III shall apply thereto. Carrizo and Palace agree that the provisions of this Section shall not apply to any replacement well or substitute well Carrizo drills directly relating to any Carrizo well existing and producing as of the date of this Agreement. Further, if Palace elects not to participate in a Prospect submitted under this Section
6.1 and on or before December 31, 1999, it becomes necessary to drill a replacement well for the Initial Test Well, Carrizo shall not be obligated to resubmit such Prospect to Palace under the provisions of this Section.

         Section 6.2 If during the term of this Agreement Carrizo acquires or develops any Leases pertaining to a Prospect within or partially within any Seismic Acquisition Area which is not an Exhibit "A" or and Exhibit "B" Prospect, Carrizo has the option, but not the obligation to offer such Prospect to Palace for Palace's participation. Such presentation of estimated facts and costs shall be made by submitting a Prospect Proposal Package which shall contain a land plat of the Prospect outlining the lands to be included therein, a written analysis summarizing the geological and geophysical characteristics of the Prospect, a copy of the technical data supporting the Prospect, a statement of the Leases proposed to be acquired, the approximate Lease Acquisition Costs, the expected gross and net acres, net revenue interest and other material terms of the Leases, the material terms by which the Leases are to be acquired, the objective depth for the Initial Test Well and the estimated Well Costs and spud date for such Well. Palace shall have ten (10) days from the date Carrizo offers the Prospect to Palace in which to elect in writing whether it will participate in or not participate in such Prospect and a failure to make a written election within said period shall be deemed an election not to participate.

         6.2.1 If Palace elects not to participate, then Palace shall have no rights with respect to said Prospect and the same shall not be subject to this Agreement.

         6.2.2 If Palace elects to participate in the Prospect, such Prospect shall be added to Exhibit "B" and shall become an additional Exhibit "B" Prospect and subject to all of the terms and provisions of Article III herein. Further, Palace shall be obligated to pay, as incurred, a percentage share of the Lease Acquisition Costs incurred by Carrizo for such Prospect prior to the spudding of the Initial Test Well thereon. The applicable percentage shall be 50% unless Palace's Participating Percentage has been reduced under section 3.6 in which event the percentage shall be the same as Palace's Participating Percentage. However, all such Lease Acquisition Costs incurred by Palace for such Prospect shall be credited and offset against the Promoted Well Costs which Palace is thereafter obligated to pay under Article III in drilling Initial Test Wells on such additional Prospect. If the Lease Acquisition Costs incurred by Palace exceed Palace's Promoted Well Costs for such Initial Test Well, such excess shall then be credited and offset against Promoted Well Costs which Palace is thereafter obligated to pay on the next subsequent Initial Test Well drilled on an Exhibit "B" Prospect and so on until such excess incurred by Palace has been credited and offset.

         Section 6.3 If during the term of this Agreement, Carrizo develops a Prospect or an exploration project that is outside any Seismic Acquisition Area but is contiguous to a Seismic Acquisition Area containing an Exhibit "A" or "B" Prospect in which Palace participates or is obligated to participate under the terms of this Agreement and if Carrizo intends to offer to third parties a participation in such Prospect, Carrizo shall notify Palace of the availability of such Prospect, which notice shall be accompanied by all of the materials required for a Prospect Proposal Package under Section 6.2 above, the terms upon which such Prospect or project is being offered to outside parties and drafts of participation documents or an outline thereof. Palace shall have ten
(10) days from the receipt of all such materials to make a written election to participate in such Prospect for the total interest to be being offered on the terms and conditions to be offered to outside parties, and if Palace fails to make an election within said period, the same shall be deemed an election not to participate. However, Carrizo shall not thereafter offer said Prospect or project or enter into an agreement with any person for participation in such Prospect or project on terms and conditions more favorable to the participant those offered to Palace without first re-offering such Prospect or project to Palace under the terms of this Section. In the event Palace elects to participate in such Prospect or project, the parties shall promptly execute such documents as may be required to document such participation.

         Section 6.4 Notwithstanding anything in this Agreement to the contrary, Carrizo shall be under no obligation to add Prospects to Exhibit "B" which were identified by Carrizo prior to May 4, 1999, in which Carrizo prior to May 4, 1999 (i) was actively negotiating with a third party; or (ii) had identified the Prospect as containing proven undeveloped reserves by a third party reserve report. The Prospects excluded by this Section are identified on Exhibit "C" hereto.

         Section 6.5 For each Prospect in which Palace elects to participate under this Article VI, Carrizo shall assign a percentage of all Leases then owned and Leases subsequently acquired by Carrizo in such Prospect, which assignment shall be made within ten (10) days following such election to participate for Leases then owned and within ten (10) after acquisition for Subsequently Acquired Leases. For elections made under section 6.1 and 6.2, the applicable percentage shall be 50% unless Palace's Participating Percentage has been reduced under section 3.6 in which event the percentage shall be the same as Palace's Participating Percentage. For elections under section 6.3, the percentage shall be governed by the terms of the offer accepted.


                                  ARTICLE VII
                            ASSIGNMENT FROM CARRIZO

         Section 7.1 All assignments from Carrizo to Palace attributable to Exhibit "A" Prospects shall be provided to Palace upon Carrizo's receipt of payment Carrizo from Palace of Palace's share of Turnkey Well Costs. All assignments from Carrizo to Palace attributable to Exhibit "B" Prospects shall be provided to Palace upon Carrizo's receipt of payment from Palace of Palace's share of estimated Well Costs (including Promoted Well Costs) to Casing Point. All assignments from Carrizo to Palace attributable to Subsequently Acquired Leases shall be provided to Palace upon Carrizo's receipt of payment from Palace of Palace's share of the applicable costs.

         Section 7.2 All assignments of Leases from Carrizo, except Lease Contract Rights not evidenced by record title, shall be in recordable form and shall be good and sufficient to convey record title to the interest assigned. Carrizo shall make subsequent record title assignments to Palace in those Leases earned by Carrizo in which Palace has elected to participate in the acquisition of such Lease Contract Rights; provided, in the event Carrizo is prohibited by third party agreement(s) from making assignment(s) of record title earned by Palace, to the extent Carrizo is legally able to do so, Carrizo shall assign contractual rights or sublease, to Palace, the interest(s) to which Palace is entitled. All assignments shall be subject to all burdens affecting same whether or not of record, which existing lease burdens shall be borne proportionately by the Parties; however, said assignments shall be free of any burdens or interests created by Carrizo subsequent to the effective date of this Agreement, except burdens and interests contained in agreements by which such interests were acquired. Assignments by Carrizo shall warrant title against subsequently created lease burdens but otherwise shall be without warranty of title, express or implied.

         Section 7.3 Palace's right to acquire interests from Carrizo under this Agreement applies only to working interests and shall not apply to any overriding royalty interests, net profits interests, or any carried working interests, reversionary working interests or other rights which are not currently cost-bearing to Carrizo.

         Section 7.4 If a Prospect covers only a part of a Lease, Carrizo shall be obligated to assign Palace only that part of the Lease that lies within the boundaries of the Prospect.


                                  ARTICLE VIII
                            DATA AND ACCESS TO DATA

         Section 8.1 Subject to limitations contained in Third Party Agreements, Carrizo agrees to allow Palace full and complete access to all Technical Data and to all AFE, gas marketing and pipeline access, legal and land information and data and all files, documents and instruments containing the same relating to all Prospects subject to this Agreement. Said access shall be reasonable and shall be made available to Palace in Carrizo's offices during normal business hours. Carrizo agrees to make all reasonable efforts to facilitate Palace's timely review of said data and information. If any of Technical Data sought to be reviewed by Palace is restricted by Third Party Agreement, Carrizo shall notify Palace thereof and shall furnish Palace with a copy of the applicable Third Party Agreement. If after review of such Agreement Palace reviews the Technical Data governed by said Agreement, Palace shall be bound by the terms and conditions of such Agreement and shall pay any required access or user fees.

         Section 8.2 Confidentiality. At all times prior to, but not after, a period of two years following the date of the termination of this Agreement Palace shall maintain confidential all Technical Data and all reservoir and reserve studies, pertaining to oil and gas exploration in the Subject Prospects learned or developed pursuant to this Agreement or activities conducted hereunder, and Palace will not, without the consent of Carrizo, reveal the same to others except its employees, and the employees of its stockholders and principals. The foregoing restrictions shall not apply, however, to information which (i) has entered into the public domain without breach of the provisions of this Section; (ii) was received by Palace from a third person not under an obligation of confidentiality to Carrizo with respect thereto prior to the time Palace received the information pursuant to this Agreement; (iii) lawfully may be obtained as a matter of right by Palace from another source not under an obligation of confidentiality to Carrizo with respect thereto; (iv) is required to be disclosed by any law or the rules of any governmental agency; or (v) is furnished to Affiliates, or for evaluation purposes to bona fide prospective banks or other institutions for the purpose of obtaining financing, consultants or to persons who desire to become associated with Palace in drilling a well or who have acquired or desires to acquire by purchase, Farmout or otherwise, an interest in any Subject Prospect; provided that the information disclosed shall be limited to that needed to evaluate the interest involved and further that any person furnished information pursuant to this clause (v) agrees in writing to maintain confidential and not to communicate such information to any other person or to use it for their own benefit in a manner adverse to the interests of the parties. In any event, however, no such information shall be disclosed to persons not a party hereto (except as required by law) unless Palace takes reasonable precautions to insure that the persons to whom the information is disclosed likewise will maintain such information confidential. When requested by Carrizo to do so, Palace agrees that it will execute those confidentiality agreements required of Carrizo by third parties and shall indemnify Carrizo for any breach of such third party confidentiality agreements caused by Palace or its employees.


                                   ARTICLE IX
                              OPERATIONAL MATTERS

         Section 9.1 Operating Agreement. Attached as Exhibit "D" hereto is a joint operating agreement (herein the "Operating Agreement"). Said Operating Agreement shall, without further action by the Parties, become automatically effective as a separate agreement for each Subject Prospect in which Palace participates as of the date of the spudding of the Initial Test Well for such Subject Prospect, and termination of this Agreement shall have no effect on the continuation in force and effect of any such Operating Agreements which previously became effective. If Carrizo is bound by any operating agreement or exploration agreement, or if both Parties execute a separate operating agreement for any particular lands, Leases or operations, then such operating agreement or exploration agreement shall apply between the Parties with respect to such lands, Leases or operations in lieu of the attached Operating Agreement as of the effective date of that agreement and shall constitute the "Operating Agreement" for all purposes herein as to such lands, Leases and/or operations. If the Parties are required to enter into any joint operating agreement for onshore operations with any person not a Party hereto, both Parties shall use their best efforts to secure an agreement conforming as closely as possible to the joint operating agreement attached as Exhibit "D" hereto. Except as otherwise provided in this Agreement, all drilling and producing operations on each Subject Prospect (including the proposal and/or conduct of all Subsequent Well Operations) shall be carried out in accordance with and shall be governed by said Operating Agreement. In the event of any conflict between the provisions of this Agreement and any Operating Agreement, the provisions of this Agreement shall control.

         Section 9.2 Certain Well Costs Notwithstanding the foregoing, the drilling of each Initial Test Well and the costs which the parties are to bear in drilling such Wells to Casing Point shall be as provided in Articles II and III of this Agreement. Once an Initial Test Well has reached Casing Point, all further operations respecting such Well, including the completion thereof and all further Well Costs, shall governed by the Operating Agreement.

         Section 9.3 Operator Carrizo shall be named operator under the Operating Agreement.

         Section 9.4 AFE For each Prospect in which Palace elects to participate, Carrizo will submit an appropriate AFE for the Initial Test Well for such Prospect covering all of Well Costs anticipated cost to Casing Point and completion costs. All AFEs shall be prepared based upon bids received by Carrizo and will be subject to verification at Palace's request. Carrizo shall have the option of submitting said AFE on any of the three following bases:

                  a) An industry turnkey drilling contract basis based upon a disinterested third party bid.

                  b) An industry footage and/or day work drilling contract basis based upon a disinterested third party bid.

                  c) A Carrizo turnkey contract which shall be based on Carrizo's AFE Well Costs plus twenty percent (20%). Such turnkey contract submittal shall be accompanied by the AFE on which the turnkey contract is based and such AFE shall be based upon an industry disinterested third party bid footage and/or day work drilling contract. If Carrizo submits an AFE on a Carrizo turnkey contract basis, Palace shall have the option to accept same as submitted or to participate on the related footage and/or day work contract based AFE.

         Section 9.5 Payment of Certain Well Costs

                  9.5.1 Carrizo shall advise Palace of the anticipated spud date for Initial Test Wells drilled on the Exhibit "A" Prospects at least ten
(10) days prior thereto. For each such Well, Palace shall prepay five days prior to the actual commencement of drilling operations the greater of (i) one-third (1/3) of the turnkey Well Costs to Casing Point or (ii) a pro rata share of the amount required by the drilling contractor to move a rig on location and begin drilling. Carrizo shall invoice the balance of the turnkey Well Costs at such time as same are incurred by Carrizo in the regular course of business. Palace shall pay such invoices in full no later than fifteen (15) days from receipt of same.

                  9.5.2 With respect to Initial Test Wells drilled on Exhibit "B" Prospects in which Palace is participating, Palace shall make payment of any and all of Carrizo's appropriate Well Cost prepayment invoices the earlier of
(i) five days prior to the actual commencement of drilling and/or completion operations for such Wells or (ii) at the same time prepayments are required of other working interest owners in the Well pursuant to operating or other agreements with such persons.

                  9.5.3 Notwithstanding the foregoing, in all events Palace shall prepay, to the extent it has not otherwise so paid, its share of all Well Costs to be incurred to Casing Point, based upon applicable AFE's and determined under this Agreement, for all Initial Test Wells for the Subject Prospects in which it elects to participate on or before December 31, 1999. Promptly after the completion of any such Well, adjustments shall be made by appropriate payments between the Parties so that Palace pays no more and no less than the amount of Well Costs to Casing Point for which it is obligated hereunder.

                  9.5.4 All monies prepaid by Palace will be held in a separate, special account, jointly owned and in the name of Palace and Carrizo. No other funds shall be placed in such account. Money may be withdrawn from said account by Carrizo only for purposes of paying Palace's share of joint interest billings for Well Costs (including third party operator cash calls or separate escrow accounts when required for such well costs) actually due and payable at the time. That portion of joint interest billings reflecting unaffiliated third party charges shall be accompanied with evidence of the amount due, and if requested by Palace, shall be paid by separate check drawn on the jointly owned account payable directly to the vendee. In the event a Carrizo turnkey contract is involved, Carrizo shall draw excess money from said account only at such time as the turnkey operations are successfully completed.

                                   ARTICLE X
                            AREA OF MUTUAL INTEREST

         Section 10.1 General. The Parties hereby establish for each Subject Prospect an area of mutual interest ("AMI") comprised for each Subject Prospect of the lands defined by the geologic and/or seismic basis that defines such Prospect. For the Exhibit "A" Prospects and the Current Exhibit "B" Prospects, those lands comprising each AMI are set out on Schedule "III" hereto. For each Prospect which becomes a Subject Prospect subsequent to the date hereof, the lands comprising the AMI for such Prospect shall be specified by Carrizo when the Prospect is submitted to Palace for its election to participate. Each such AMI shall be effective for each Subject Prospect commencing with the date the Prospect is shown to Palace and shall continue for the lands within each Subject Prospect until the first to occur of (i) all Leases of the parties hereto in such Prospect have terminated or expired without renewal or been abandoned, or (ii) the AMI shall remain in effect as to Palace only on those Prospects in which Palace elects not to participate, but shall nevertheless terminate as to Carrizo on the date on which Palace notifies Carrizo of its election not to participate (iii) December 31, 2009. In any and all events, these AMI provisions shall terminate on an AMI by AMI basis such time as all Leases within an AMI have terminated or the Parties have sooner disposed of all of their Leases within such AMI. The provisions of this Section 10.1 (including the subsections thereof) shall apply only during the applicable time period as aforesaid. Notwithstanding anything herein to the contrary, all AMIs between Carrizo and Palace shall be subject to all Third Party Agreements including any Third Party AMIs in which Carrizo is required to assign leases acquired by Carrizo to third parties. As such, Palace's interest in leases acquired by Carrizo subject to Third Party AMIs shall be proportionately reduced by the interest ultimately owned by Carrizo after taking into account Carrizo's obligations to such third parties.

         10.1.1 Lease Acquisitions. If either Party shall acquire any non-producing or producing Lease (and for this Subsection 10.1.1 "Lease" shall not include a Farmout) covering lands within the AMI, the other Party shall have the first and prior right to acquire its Proportionate Acquisition Interest in such Lease at cost, which right shall be exercised within fifteen
(15) days after notification of the acquisition of such a Lease (and failure to respond within said time shall be deemed an election not to so acquire). A Party acquiring any such Lease shall promptly notify the other Party ("Notified Party") in writing of the acquisition thereof describing the interest acquired, stating the Lease Acquisition Costs thereof, and forwarding copies of all title information pertaining to the acquired Lease which is available to the acquiring Party. If the Notified Party elects or is deemed to have elected not to acquire its Proportionate Acquisition Interests in such Lease, then the Notified Party shall have no right, title or interest in or claim to such Lease. If the Notified Party elects to acquire its Proportionate Acquisition Interest in a Lease, such election shall be deemed an irrevocable obligation to pay such Party's share of the Lease Acquisition Costs thereof promptly upon receipt of an assignment from the acquiring Party. If any Lease covers lands lying both inside and outside the AMI, these provisions shall apply to only that portion of the Lease lying within the AMI. If Leases are acquired as a package, these provisions shall apply only to those Leases within, or partially within, the AMI. Further, the provisions of this Subsection 10.1.1 shall apply on a Lease by Lease basis to producing and non-producing Leases within (or partially within) the AMI acquired by as a result of merger, consolidation or other corporate acquisition. However, in such event the

Lease Acquisition Costs for each non-producing Lease so acquired shall be the current fair leasing value of such Lease, and the Lease Acquisition Costs for each producing Lease so acquired shall be the current fair market value thereof determined based on the net discounted value of the future production therefrom.

                  10.1.2 Farmout Acquisitions-Inside AMI Well. Should either Party acquire a Farmout by which Leases (whether producing or non-producing) may be earned by the drilling of a well within the AMI (regardless of whether such Leases lie wholly within, partially within or wholly outside the AMI), the other Party shall have the right to acquire its Proportionate Acquisition Interest in said Farmout, to join in performance of the terms thereof and to earn its Proportionate Acquisition Interest in all the Leases to be acquired thereby if such Party elects to do so within thirty (30) days after receipt of notice that a Party has taken such Farmout (and failure to respond within said time shall be deemed an election not to so acquire). If either Party shall acquire a Farmout covered by this subsection (as provided above), the acquiring Party shall promptly notify the other Party ("Notified Party") of such acquisition, which notice shall be accompanied by copies of the relevant agreements, an AFE for the estimated actual cost of performing the operations necessary to earn the interest under the Farmout if an AFE is then reasonably available, a schedule of Leases to be earned with legal descriptions, all title information pertaining to the Leases to be earned under such Farmout which is available to the acquiring Party and a copy of the executed Farmout. If the Notified Party elects or is deemed to have elected not to acquire its Proportionate Acquisition Interest in a Farmout under this Subsection, the Notified Party shall have no right, title or interest in and to any Lease or Leases or other rights which may be earned under such Farmout. If the Notified Party elects to acquire its Proportionate Acquisition Interest in a Farmout under this subsection, such election shall be deemed to be such electing Party's unconditional and irrevocable (i) obligation and agreement to pay its proportionate part of the actual cost and expenses of the operation required to be performed in order to earn the Leases under the Farmout; (ii) agreement to pay its proportionate part of any cash sums which are or become due and payable under the Farmout; and (iii) assumption of its proportionate share of all other obligations under such Farmout. Sums currently due under clause (ii) shall be paid to the Party acquiring the Farmout within thirty (30) days after invoice. Notwithstanding clause (i) above, neither Party shall be required to join in and pay for the completion of any well once Casing Point has been reached or to join in and pay for the drilling of any well if under the particular Farmout the drilling of such well is optional rather than obligatory. If a Farmout is acquired under which the drilling of any well is optional and any Party elects not to join in the drilling of such well, then all Leases and rights (including rights to drill subsequent wells and earn additional Leases) by the drilling of such well shall be relinquished and all such rights shall be owned by the Party drilling such well. A Party which has participated in the drilling of a well under a Farmout but which elects not to participate in a completion attempt shall be entitled to participate and acquire its interest in Leases earned by the drilling of such well, but such Party and its interest in the Leases earned shall be subject to the penalties provided in the applicable Operating Agreement as a result of the application of Article VII. D. or other comparable provisions of such Operating Agreement without regard to whether the Farmout is on a drill-to-earn or produce-to-earn basis.

                  10.1.3 Farmout Acquisitions-Outside AMI Well. If under a Farmout the earning well is to be drilled outside the AMI and by the drilling thereof a Lease or Leases lying partially or wholly inside the AMI may be earned, the Party acquiring such a Farmout shall promptly give written notice thereof to the other Party ("Notified Party"), which notice shall be accompanied by copies of the relevant agreements, a schedule of Leases to be earned which lie within or partially within the AMI with legal descriptions and all title information pertaining to such Leases which is available to the acquiring Party. The Notified Party shall have fifteen (15) days from the later of the receipt of such notice and information or receipt of a copy of the executed definitive agreement for Farmout to elect to acquire its Proportionate Acquisition Interest in all or any of the Leases thereafter earned by the acquiring Party which lie wholly within or partially within the AMI (and in the case of a Lease lying partially within the AMI, the Notified Party shall have the right to acquire all of said Lease), and a failure to timely respond shall be an election not to acquire any interest in the Leases earned. If the Notified Party timely elects to acquire its Proportionate Acquisition Interest in all or any of such Leases and the acquiring Party subsequently earns an assignment of all or any of those Leases, the acquiring Party shall promptly tender to the Notified Party an assignment of those Leases (and only those Leases) which the Notified Party elected to acquire but limited to such Leases which the acquiring Party actually earned. Upon tender of such assignment, the Notified Party shall pay the acquiring Party for the net interests assigned based on the fair value for a Lease, and the fair value for any producing Lease acquired shall be the current fair market value thereof determined based on the net discounted value of the future production therefrom. In any event, such values shall be determined as of the time the earning well is completed. In no event shall the Notified Party be obligated for any of the costs of the earning well. The Notified Party shall have no right to any interest in any Leases earned which lie wholly outside the AMI. The Notified Party's election to acquire an interest in Leases earned within or partially within the AMI shall not obligate the acquiring Party to drill any well or, except as expressly hereinafter provided, otherwise perform the Farmout, and such performance shall be within the sole control and discretion of the acquiring Party. Further, such election by the Notified Party shall not make the Notified Party a party to the Farmout or require the consent of the Notified Party to any amendment or modification to the Farmout. However, the acquiring Party shall promptly notify the Notified Party of any such amendments or modifications and shall furnish to the Notified Party with executed copies of any relevant amendments or modifications. If the amendments or modifications add Leases which lie wholly or partially within the AMI, the Notified Party shall have a separate election as to each of such added Leases. If the amendments or modifications add terms pertaining to Leases lying wholly or partially within the AMI which are more burdensome than those contained in the original Farmout, the Notified Party shall have ten (10) days after receipt of an executed copy of the amendments or modifications to revoke any election previously made. In the event of any such revocation, the acquiring Party shall promptly refund to the Party revoking the election any consideration paid by the revoking Party which is applicable to the Leases to which the revocation applies. If the amendments or modifications add terms pertaining to Leases lying wholly or partially within the AMI which are more favorable to the acquiring Party than those contained in the original Farmout and the Notified Party previously elected not to acquire any of said Leases, the Notified Party shall have ten (10) days after receipt of an executed copy of the amendments or modifications to again elect to acquire its Proportionate Acquisition Interest in all or any of such Leases thereafter earned by the acquiring Party and which the Notified Party previously elected not to acquire. Notwithstanding the foregoing, a Notified Party electing to acquire an interest in a Lease under the provisions of this Subsection 9.1.3 shall be obligated upon and bound by the terms of the Farmout to the extent (and only to the extent) such Farmout contains terms remaining applicable to the Leases assigned to the Notified Party from and after such assignment.

                  10.1.4 Proportionate Acquisition Interest. The term "Proportionate Acquisition Interest" for the purposes of Subsection 10.1.1, Subsection 10.1.2 and Subsection 10.1.3 above shall mean fifty percent (50%) for each Party, unless adjusted by sale or farmout in accordance with Section
3.6.1 above.

                  10.1.5 Affiliate Acquisitions. The provisions of this Section
10.1 (including the subsections thereof) shall apply to Leases and Farmouts acquired in an AMI not only by the Parties, but also to Leases and Farmouts so acquired by any Affiliate of a Party.

         Section 10.2 Extension and Renewal Leases. The provisions of this Section shall apply to the acquisition of renewal and extension Leases to the exclusion of the provisions of Section 10.1. If any Party shall at any time acquire an extension of an existing Lease or a renewal Lease, the other Party shall have the first and prior right to acquire its proportionate interest in such Lease at cost, which right shall be exercised within fifteen (15) days after notification of the acquisition of such extension or renewal. Any Party acquiring any such extension or renewal Lease shall promptly notify the other Party ("Notified Party") in writing of the acquisition thereof describing the interest acquired and stating the actual cost thereof. If the other Party elects to acquire its proportionate interest in such extension or renewal, such election shall be deemed an irrevocable obligation to pay such Party's share of the actual acquisition costs thereof upon receipt of an assignment from the acquiring Party. For the purposes hereof a "renewal Lease" shall mean any Lease taken by a Party before the expiration of a prior Lease in which such Party had an interest, or taken or contracted for within six (6) months after such expiration. For purposes of this Section 10.2, the term "proportionate interest", with respect to a Party, shall mean the identical interest which upon expiration a Party had in the Lease extended or renewed.

                                   ARTICLE XI
                         TERMINATION OPTION UPON MERGER

         Section 11.1 If during the term of this Agreement Carrizo is merged into, or all or substantially all of the assets of Carrizo are acquired by, one of the following entities, Chesapeake Energy Corporation, Anadarko Petroleum Corporation, Occidental Petroleum Corporation, Petroleum Development Corporation and Stephens Production Company, Palace shall have the option to terminate this Agreement. Carrizo shall promptly notify Palace at such time as it reaches a firm, bona fide written agreement or letter of intent for such a merger or acquisition, describing the other party or parties to the transaction, the conditions which must occur for closing to occur and the estimated closing date. Palace shall have the right to terminate this Agreement by giving written notice to Carrizo not later than thirty (30) days after receipt of such notice of merger or acquisition, but such termination shall not become effective until (if at all) the actual closing of such merger or acquisition.

         Section 11.2 If during the term of this Agreement either Party is merged into an unaffiliated entity or if all or substantially all of the assets of a Party are acquired by an unaffiliated entity, the Party which is the Party to the merger or acquisition may terminate this Agreement after such merger or acquisition is actually closed, which right of termination may be exercised by the Party which is the Party to the merger or acquisition giving written notice to the Party which is not the Party to the merger or acquisition not later than
(10) days after such closing. If such a Party elects to terminate this Agreement, the effective date of such termination shall be the later of (i) the date a Party gives such notice of termination at or after closing, or (ii) the date six (6) months after the Party to the merger or acquisition gives written notification to the other Party of the bona fide letter of intent or if there is no such letter, of a written agreement for such merger or acquisition. If Palace elects its option under section 11.1, then section 11.2 does not apply.

         Section 11.3 Any termination by Palace or Carrizo under this Article shall not be effective as to the Exhibit "A" Prospects or as to any Prospects which are Exhibit "B" Prospects at the time notice of the merger or acquisition is given and on which an Initial Test Well has been spudded or which are to be drilled prior to the later of (i) the date a Party gives such notice of termination at or after closing, or (ii) the date six (6) months after the Party to the merger or acquisition gives written notification to the other Party of the bona fide letter of intent or if there is no such letter, of a written agreement for such merger or acquisition.


                                  ARTICLE XII
                               DEFAULT BY CARRIZO

         Section 12.1 If Carrizo is unable or unwilling to perform its obligations under this Agreement by failure to timely commence and prosecute the drilling of the Initial Test Wells for any one or more of the Subject Prospects, Palace shall notify Carrizo in writing of the specific default. Carrizo shall then have ten (10) days to remedy the default. If Carrizo fails or refuses to remedy the default, Palace shall have the right, but not the obligation, to take over and assume Carrizo's working interest in the Subject Prospect or Prospects to which the default or inability relates. If the default or inability relates to more than one Prospect, Palace may exercise its take-over rights as to any one or more of such Prospects as it may choose.

         Section 12.2 Failure to timely commence drilling shall mean that commencement of an Initial Test Well has not commenced within ninety (90) days of the commencement date (i) specified on Exhibit "A" for the Exhibit "A" Prospects, (ii) specified on Exhibit "B" for the Current Exhibit "B" Prospects, or (iii) specified in the submission of the Prospect to Palace for its election under the terms hereof for Prospects which hereafter become Exhibit "B" Prospects. Provided, if such inability to timely commence is by reason of Force Majeure, lack of rig availability or the necessity of curing title defects, then the period of non-performance shall be extended until the cause is removed, but in such event, Carrizo shall exercise all due diligence in order to remove the cause as quickly as possible.

         Section 12.3 As to any Prospect or Prospects for which Palace exercises its take-over right, Carrizo shall farmout to Palace all of Carrizo's remaining working interest in the Leases in the Prospect or Prospects on the following terms:

                  12.3.1 Palace shall commence drilling of the Initial Test Well or Wells for the Prospects taken over within ninety (90) days of Palace's notice to Carrizo of its takeover election under this Article. Provided, if failure to timely commence is by reason of Force Majeure, lack of rig availability or the necessity of curing title defects, then the commencement period shall be extended until the cause is removed, but in such event, Palace shall exercise all due diligence in order to remove the cause as quickly as possible. The unexcused failure by Palace to commence the Well within said period of time shall result in such Prospect being removed from this Agreement and it shall no longer be a Subject Prospect for the purposes hereof and shall be the sole property of Carrizo.

                  12.3.2 Such farmout shall be on a drill-to-earn basis. By the drilling of such well and paying one hundred percent (100%) of the costs to Casing Point attributable to the working interests of Carrizo, Palace shall earn eighty-five percent (85%) of Carrizo's remaining working interest in such Well and in such Prospect. Palace's costs, interests, and promote to Carrizo as to the working interest to which Palace was originally entitled at the time Palace elected to Participate in the Prospect are unchanged by the farmout. Each Party shall bear its proportionate share of all costs incurred subsequent to Casing Point. The farmout provided by Carrizo to Palace shall be on a drill-to-earn basis and shall only include the working interest owned by Carrizo that is affected by the default and shall not include the interest owned by Carrizo in the Prospects which are not subject to this Agreement as identified under Section 7.3 above.

         Section 12.4 If Carrizo fails to pay Palace any amount to which Palace may be entitled hereunder, Palace shall have the right to offset the amounts due against amounts which Palace then or thereafter may owe Carrizo.

                                  ARTICLE XIII
                               DEFAULT BY PALACE

         Section 13.1 If Palace is unable or unwilling to perform its obligations under this Agreement by failure to timely pay Carrizo for Palace's share of the cost to drill the Initial Test Wells to Casing Point for any one or more of the Subject Prospects or for the payment of Subsequently Acquired Leases on Prospects in which Palace has elected to participate, Carrizo shall notify Palace in writing of the specific default. Palace shall then have ten
(10) days to remedy the default. If Palace fails or refuses to remedy the default, Carrizo shall have the rights to terminate this Agreement and to demand payment of the amounts due and unpaid.

                                  ARTICLE XIV
                                 MISCELLANEOUS

         Section 14.1 Concerning Lease Contract Rights Except as expressly otherwise provided in Article X, the assignment to Palace of an interest in Lease Contract Rights as required by this Agreement shall relate solely to the transfer of the contractual right to acquire Leases and shall not have the effect of an assumption by or the imposition on Palace of Carrizo's obligations; provided, for any Prospect which Palace elects to take-over under Article XII, Palace shall be required to assume Carrizo's obligations under all or any of the Lease Contract Rights pertaining to such Prospect in order to facilitate dealing with other parties to such Agreements or to preserve and protect the rights of Palace thereunder. Carrizo shall in any event use reasonable efforts to obtain record title assignments of Leases to which it may be entitled under Lease Contract Rights at the earliest possible time.

         Section 14.2 Term This Agreement shall be effective as of May 4th, 1999, and shall continue until June 30, 2000, unless sooner terminated as herein provided or by mutual agreement of the Parties. Following such termination, this Agreement shall, however, remain in force and effect as to the Exhibit "A" Prospects and the Exhibit "B" Prospects on which the Initial Test Well has been commenced.

         Section 14.3 Exhibits. All Exhibits referred to as attached hereto are hereby incorporated herein by reference. Any capitalized terms used in any Exhibit which are defined herein shall have the same meanings in said Exhibits as they are given herein.

         Section 14.4 Taxation. Each Party hereby elects to be excluded from the application of all of the provisions of Subchapter "K", Chapter 1, Subtitle "A" of the Internal Revenue Code of 1986, as permitted and authorized by Section 761 of such Code and the Regulations promulgated thereunder. Carrizo is authorized to execute on behalf of each Party such evidence of this election as may be required by the Secretary of the Treasury of the United States or the Federal Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements and the data required by Treasury Regulation Section l.761. Each Party agrees to execute and furnish such other evidence as may be necessary to evidence this election.

         Section 14.5 Relationship of the Parties. It is the intent of the Parties to establish a contractual co-tenancy relationship pursuant to this Agreement. It is not the intent or purpose of the Parties to create hereunder any partnership, joint venture or association or the relationship of agency or employer and employee or any fiduciary relationship, and neither this Agreement nor any of the operations hereunder shall be construed as creating any such relationship. The Parties expressly agree that neither Party hereto shall have the authority to obligate the other Party to any person not a Party to this Agreement or to cause the other Party to be responsible for the obligations of any other Party, each Party being separately responsible only for its several obligations arising hereunder and liable only for its allocated share of the costs and expenses incurred hereunder.

         Section 14.6 No Third Party Beneficiary. Notwithstanding anything to the contrary herein, each Party's obligations hereunder shall inure only to the benefit of the Parties hereto and their permitted assigns, it being the express intention of the Parties that no one shall be deemed a third party beneficiary of this Agreement.

         Section 14.7 Further Assurances. Each of the Parties hereto shall from time to time and at all times do all such other and further acts and deliver and execute such other and further instruments and documents as may be reasonably required in order to fully perform and carry out the terms and provisions of this Agreement.

         Section 14.8 Notices. All notices, requests, demands and other communications under this Agreement to the Parties shall be in writing and directed to the applicable Party at the following address or such other address as a Party may hereafter designate in writing from time to time. All notices hereunder shall be in writing, dated and signed by the Party giving the same. Each notice shall be either (i) delivered to the United States Postal Service with sufficient postage affixed, certified or registered mail, return receipt requested, (ii) sent and delivered by a nationally recognized overnight delivery service; or (iii) sent by facsimile or other electronic transmission with a confirmation copy sent by expedited delivery service. Any notice or writing exercising an option, right or election shall be effective when sent, but if such a notice or writing triggers another option, right or election in the notified or receiving Party, the time period for the notified or receiving Party to exercise such option, right or election commences upon actual receipt by the such Party. Except as provided in the preceding sentence, all other notices shall be effective and deemed given only upon receipt, provided, facsimile or other electronic transmissions not received between the hours of 8:30 a.m. and 5:00 p.m. local time on a date which is not a Saturday, Sunday, or federal or state holiday (business day), shall be deemed received at 8:30 a.m. on the next business day.

             CARRIZO:                                         PALACE:
             -------                                          -------
             Carrizo Oil and Gas, Inc.                        Palace Exploration Company
             14811 St. Mary's Lane, Suite 148                 c/o Bistate Oil Management Corp.
             Houston, Texas 77079                             5 East 59th Street, Fifth Floor
                                                              New York, New York 10022

         Section 14.9 Assignment. The assignment by either Party of any of its rights hereunder shall not have the effect of relieving such Party of any of its obligations hereunder.

         Section 14.10 Conflicts. In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of any other exhibit hereto, the terms and provisions of this Agreement shall prevail and control.

         Section 14.11 Governing Law. The laws of the State of Texas shall apply in all matters concerning this Agreement.

         Section 14.12 Entire Agreement. The Parties agree that with respect to the subject matter hereof, this Agreement together with all exhibits attached hereto shall constitute the full and complete understanding and agreement of the Parties and there are no other understandings, obligations, relationships or agreements, written or oral.

         Section 14.13 Inurement. Subject to the restrictions on assignment contained herein, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Parties and the terms and provisions hereof shall constitute covenants running with the lands and Leases subject hereto.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date above written.


CARRIZO OIL AND GAS, INC.                   PALACE EXPLORATION COMPANY


By:                                         By:
   -------------------------                   --------------------------
Name:   S. P. Johnson, IV                   Name    Richard D. Siegal
Title:  President                           Title:  President